SMITH BARNEY CALIFORNIA MUNICIPALS FUND
10f-3 REPORT
March 1, 1998 through November 30, 1998



				Trade			Par	            Purchase
	% of
Issuer				Date	Selling Dealer	Amount		Price
	Issue

California Housing Auth.		3/19/98	Goldman Sachs	$3,650,000
	$100.000		12.88%
5.380% due 8/1/2021

Virgin Islands PFA			4/30/98	Morgan Stanley	10,000,000
	99.000		7.19
5.500% due 10/1/2018

California Housing Auth.		11/23/98	Lehman Brother	6,000,000
	100.000		4.62
5.050% due 8/2/2017